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                                     Page 3

Exhibit 99.1

Date:      May 6, 2003
Contact:   Scott M. Schecter, Chief Financial Officer; Fuel-Tech N.V.,
           (203) 425-9830

                  FUEL-TECH N.V. REPORTS FIRST QUARTER RESULTS;
                            Y/Y REVENUE INCREASES 54%

        COMPANY ALSO ANNOUNCES CONTRACTS ON THREE UNITS FOR $3.7 MILLION

         Stamford, CT, May 6, 2003 -- Fuel-Tech N.V., (Nasdaq: FTEK), a world leader in air pollution control technology, process optimization and advanced engineering solutions for energy systems, today reported results for the first quarter ended March 31, 2003.

         For the quarter, net sales increased 54% to $8.0 million, compared to $5.2 million in the first quarter of 2002. Net loss for the quarter was $517,000, or $0.03 per diluted share, compared to net income of $312,000, or $0.01 per diluted share, in the same quarter a year ago. Net income from the first quarter of 2002 included the impact of a one-time payment of $250,000 from Clean Diesel Technologies, Inc., as well as a $50,000 income tax benefit.

         The Company also announced contracts for the installation of its NOxOUT(R) technology on two 620MW(e) coal-fired boilers and a third, temporary system, on a 150 MW coal-fired unit.

         "Our results for the quarter were in line with expectations," commented Steven C. Argabright, President and Chief Operating Officer. "The low margins experienced this quarter were the result of turnkey installations comprising a large percentage of total revenues, and the turnkey portion of these contracts are sold at a much lower margin than our traditional scope. Based on our current backlog and recent bookings, we expect our margins to approximate more traditional levels in the second quarter."

         Mr. Argabright continued, "We are very pleased by the new NOxOUT contracts on two large coal-fired boilers, and it's notable that these orders come from a satisfied, repeat customer. The third order was received from a utility in the Northeast to supply a temporary, trailer mounted NOxOUT(R) system for the summer ozone season. Once installed, this system will significantly reduce NOx, thereby offsetting the customer's potential need to purchase allowances, which are currently trading in the $8000/ton range.

         We are also gratified by the NOxOUT ULTRA(R) contract we recently announced, totaling $2.2 million, and expect a second release of similar size in the very near future. The NOxOUT ULTRA technology allows our customer to avoid the need to transport and store ammonia, a hazardous substance, by converting urea into ammonia on-site for use in their Selective Catalytic Reduction System. We expect other significant orders this quarter for our NOxOUT process, as utilities look to comply with the requirements of the SIP Call regulation."



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                                     Page 4

         Mr. Argabright continued, "We are also pleased by progress in our FUEL CHEM(R) business as our patented Targeted In-Furnace Injection (TIFI) technology continues to gain recognition as a superior method for controlling slagging and fouling in boilers burning a variety of fuels, including Western coals. In fact, we expect to have four or five new units implementing TIFI in the next 60 days, three or four of which will be Western coal-fired utility boilers, and one will be an incinerator at a large Municipal Solid Waste facility."

         Mr. Argabright concluded, "We look forward to improved results in subsequent quarters as we benefit from new air pollution control contracts and the increased penetration of our FUEL CHEM business on coal-fired utility boilers."

Conference Call

         As a reminder, Fuel-Tech N.V will be hosting a telephone conference call at 10:00 AM EST on Tuesday, May 6th, 2003, to discuss further its first quarter results. This conference will simultaneously be broadcast over the Internet at www.fueltechnv.com and can be accessed under the subheading of "Investors" on the homepage.

About Fuel-Tech N.V.

         Fuel-Tech N.V. is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. The Company's NOx reduction processes, which include the NOxOUT(R), NOxOUT CASCADE(R), NOxOUT ULTRA(R), Rich Reagent Injection (RRI) and NOxOUT SCR(R) technologies, have established Fuel-Tech N.V. as a leader in post combustion NOx control systems, which are installed on over 300 units worldwide.

         New technologies that have grown out of the core NOx reduction business form the basis of the FUEL CHEM(R) and ACUITIV(TM) businesses. FUEL CHEM technology centers around the unique application of chemicals to improve the performance of combustion units while the Company's ACUITIV business includes high-end visualization software that was developed as part of Fuel Tech's sophisticated Computational Fluid Dynamics (CFD) modeling techniques utilized to predict the behavior of industrial processes. The Company's FUEL CHEM products are being applied to over 80 combustion units burning a variety of fuels. For more information, visit Fuel-Tech N.V.'s web site at www.fueltechnv.com.

         This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

                               (Tables to Follow)


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                                 FUEL-TECH N.V.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                (in thousands of U.S. dollars, except share data)


                                                                             Three Months Ended
                                                                                 March 31
                                                                         2003                  2002
                                                                  ----------------------------------------
Net sales                                                         $          8,036        $          5,221

Costs and expenses:

Cost of sales                                                                5,409                   2,583
Selling, general and administrative                                          2,854                   2,355
Research and development                                                       311                     293
                                                                  ----------------        ----------------

Operating loss                                                               (538)                    (10)

Income from equity interest in affiliates                                        -                     238
Interest expense                                                              (16)                    (43)
Other income, net                                                               37                      77
                                                                  ----------------        ----------------

(Loss) income before taxes                                                   (517)                     262

Income tax benefit                                                               -                      50
                                                                  ----------------        ----------------

Net (loss) income                                                 $          (517)        $            312
                                                                  ================        ================

Net (loss) income per common share:

     Basic                                                        $          (.03)        $            .02
                                                                  ================        ================
     Diluted                                                      $          (.03)        $            .01
                                                                  ================        ================

Average number of common shares outstanding:

     Basic                                                             19,552,000               19,177,000
                                                                       ==========               ==========
     Diluted                                                           19,552,000               22,632,000
                                                                       ==========               ==========


                                    --more--

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                                 FUEL-TECH N.V.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                (in thousands of U.S. Dollars, except share data)

                                                                           March 31,              December 31,
                                                                             2003                    2002
                                                                       -----------------         -------------
                                                                       (Unaudited)
Assets
Current assets:
Cash and cash equivalents                                              $         8,328           $      10,939
Accounts receivable, net                                                         8,496                   8,849
Prepaid expenses and other current assets                                        1,267                   1,164
                                                                       ---------------           -------------

Total current assets                                                            18,091                  20,952

Equipment, net of accumulated depreciation of
  $5,336 and $5,118, respectively                                                2,223                   2,123
Goodwill, net of accumulated amortization of
  $924                                                                           2,119                   2,119
Other                                                                              675                     675
                                                                       ---------------           -------------
Total assets                                                           $        23,108           $      25,869
                                                                       ===============           =============


Liabilities and stockholders' equity
Current liabilities:

Accounts payable                                                                 3,649                   5,065
Accrued expenses                                                                 1,260                   1,940
                                                                       ---------------           -------------

Total current liabilities                                                        4,909                   7,005

Long-term debt                                                                   1,575                   1,800
Other liabilities                                                                  257                     259
                                                                       ---------------           -------------

Total liabilities                                                                6,741                   9,064

Stockholders' equity:
Common stock, par value $0.01 per share,
  authorized 40,000,000 shares, 19,683,642
  and 19,613,817 shares issued, respectively                                       197                     196
Additional paid-in capital                                                      90,424                  90,315
Accumulated deficit                                                            (73,669)                (73,150)
Accumulated other comprehensive income                                              16                      10
Treasury stock                                                                  (1,133)                 (1,098)
Nil coupon perpetual loan notes                                                    532                     532
                                                                       ---------------           -------------

Total stockholders' equity                                                      16,367                  16,805
                                                                       ---------------           -------------
Total liabilities and stockholders' equity                             $        23,108           $      25,869
                                                                       ===============           =============
